UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
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☐    Soliciting Material under §240.14a‑12
DOMO, INC.

(Name of Registrant as Specified in its Charter)

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DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Thursday, June 2, 2022

TO THE HOLDERS OF COMMON STOCK OF DOMO, INC.:

Domo, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, June 2, 2022, 9:00 a.m. Mountain Time, at 772 East Utah Valley Drive, American Fork, UT 84003, for the following purposes which are more fully described in the accompanying Proxy Statement:
1.    To elect as directors the nominees named in this proxy statement to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;
3.    To approve, on an advisory basis, the compensation of our named executive officers;
4.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of Domo, Inc. has fixed the close of business on April 13, 2022 as the record date for the meeting. Only stockholders of record of our Class A common stock and Class B common stock on April 13, 2022 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.
On or about April 22, 2022, we expect to mail to our stockholders our proxy statement and 2022 annual report. This proxy statement and our 2022 annual report can also be accessed at the following internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via mail.
We appreciate your continued support of Domo, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.
By order of the board of directors,
John Mellor
Chief Executive Officer
Silicon Slopes, Utah
April 22, 2022

LETTER FROM THE CHIEF EXECUTIVE OFFICER
Dear Fellow Stockholders:

As we move into this new year, there’s no going back to the old ways of doing business. The COVID-19 pandemic has taught us all that speed and agility are necessary to survive and thrive in a future of unknowns. As such, we’re seeing customers push digital transformation deeper into their organizations to drive performance against the whiplash of market forces such as constantly changing customer preferences, global supply chain disruptions, and workforce shortages.

However, many organizations are still struggling to put data to work for everyone, everywhere. This is especially true in the white spaces between industry clouds where analytics, business intelligence (BI), and enterprise software traditionally have not served. A recent Domo survey of CIOs, chief data officers and vice presidents in data-oriented positions found that overall spending on data capabilities has skyrocketed, yet low data adoption rates inside their organizations persist. In fact, 55% of respondents said their business is still making decisions “from the gut” and a lack of proper tools is holding them back.1

The rationale for putting data to work more effectively is clear. Forrester Research found that respondents at advanced insights-driven businesses are more than 8.5 times more likely to report at least 20% year-over-year growth than beginners.2 These data-driven companies will outpace the global economy which the International Monetary Fund predicts will grow just 4.4% in 2022.3

At Domo, we’re seeing organizations of all sizes looking for this competitive edge. While the volume of data continues to explode, massive investments are being made to bring data together, yet we see that the last mile is still not being served. This last mile is where relevant data is put at the fingertips of people both inside and outside organizations to guide intelligent action. Domo’s strength as a low-code data app platform fills this void and breaks the traditional business intelligence model by combining data with workflow, packaged into an experience that can be put right at the point where work gets done.

Our customers are using Domo to empower everyone from the CEO to their frontline workers to do their jobs more efficiently and understand the actions that will drive better outcomes. District managers at O’Reilly Auto Parts, for example, are using Domo to create game plans for individual store locations to optimize performance. At media giant ESPN, the fan support team is using Domo to rapidly process customer feedback to drive product changes and improve the customer experience. And healthcare giant UnitedHealth Group is using Domo to build a user-friendly data app to help patients improve self-care.

Our customers have always been at the center of everything we do, and we take our relationships with them very seriously. As I reflect on the past year, I’m truly humbled by the trust and partnership we have with them. I’m also extremely proud of our team. Last year, their commitment to our mission and execution on our strategy resulted in annualized recurring revenue (ARR) growth of 27%, billings growth of 27% and revenue growth of 23%. The growth in our recurring revenue base also gives us confidence as we pursue our longer-term operating margin and cash-flow targets.

For the year ahead, our priorities remain focused on driving efficient execution as well as attracting, retaining, and expanding within organizations we serve. We are doing this through a continued focus on product innovation and attracting and retaining the best talent.

On behalf of our board of directors and management team, thank you for your support. We cordially invite you to attend our 2022 Annual Meeting of Shareholders on June 2, 2022, at 9:00 am at 772 E Utah Valley Drive, American Fork, Utah.
Sincerely,
John Mellor, CEO
1 Domo, Inc. Closing the Data Decision Gap, March 2022
2 Forrester Research, Inc., Build an Insights-Driven Business, January 2022
3 International Monetary Fund, World Economic Outlook Update, January 2022

DOMO, INC.
772 East Utah Valley Drive
American Fork, UT 84003

PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 9:00 a.m. Mountain Time on Thursday, June 2, 2022
We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 2, 2022 and any postponements, adjournments, or continuations thereof. We will hold the Annual Meeting at 772 East Utah Valley Drive, American Fork, UT 84003, on Thursday, June 2, 2022 at 9:00 a.m. Mountain Time.

This proxy statement, the accompanying proxy card or voting instruction card, and our 2022 annual report were first mailed to stockholders on or about April 22, 2022. This proxy statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who is soliciting my vote?

The board of directors of Domo, Inc. is soliciting your vote in connection with the Annual Meeting.

What matters am I voting on?

You will be voting on:

•    the election, as directors, of the nominees named in this proxy statement to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•    a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;

•    a proposal for the approval, on an advisory basis, of the compensation of our named executive officers; and

•    any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•    FOR the nominees named in this proxy statement for election as directors;

•    FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and

•    FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our Class A and Class B common stock as of the close of business on April 13, 2022, the record date, may vote at the Annual Meeting. As of the record date, we had 3,263,659 shares of Class A common stock and

30,453,385 shares of Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. In deciding all matters at the Annual Meeting, each stockholder will be entitled to forty votes for each share of Class A common stock and one vote for each share of Class B common stock held on the record date. We do not have cumulative voting rights for the election of directors. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are three ways to vote:

•    by internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 1, 2022 (have your proxy card in hand when you visit the website);

•    by completing and mailing your proxy card (if you received printed proxy materials); or

•    by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•    entering a new vote by internet;

•    returning a later-dated proxy card;

•    notifying the corporate secretary of Domo, Inc., in writing, at the address listed on the front page; or

•    completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Ms. Julie Kehoe and Mr. Peter Lowry as proxy holders. When you properly date, execute, and return your proxy card, the proxy holders will cast votes for your shares at the Annual Meeting according to your instructions. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See “Can I change my vote?” above.

How do we count votes?

The Inspector of Election appointed by our board of directors for the Annual Meeting is responsible for counting votes. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withhold” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal No. 3, the Inspector of Election will separately count “For” and “Against” votes and abstentions. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” for more information.
What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?

•    Proposal No. 1: Directors are elected by a plurality of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “For” are elected as directors. Any shares not voted “For” a particular nominee (whether as a result of withholding or a broker non-vote) are not counted in such nominee’s favor and have no effect on the election outcome.

•    Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal.

•    Proposal No. 3: The approval of our named executive officer compensation must receive the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.

How do we solicit proxies for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any of our other proposals, all of which are “non-routine” matters, absent directions from you (and failure to provide instructions on these matters will result in a “broker non-vote”).

Is my vote confidential?

We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Domo, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy, of the proxy materials, you may contact us as follows:
Domo, Inc.
Attention: Investor Relations
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 23, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:

Domo, Inc.
Attention: Corporate Secretary
772 East Utah Valley Drive
American Fork, UT 84003
(801) 899-1000

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2023 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•    not earlier than February 6, 2023; and

•    not later than the close of business on March 8, 2023.

If we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2022 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•    the 90th day prior to such annual meeting; or

•    the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.

Recommendation and Nomination of Director Candidates

Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Domo, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under “—Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Attending the Annual Meeting

We will hold our Annual Meeting on Thursday, June 2, 2022 at 9:00 a.m. Mountain Time, at 772 East Utah Valley Drive, American Fork, UT 84003.

All stockholders should be prepared to present photo identification for admission to the Annual Meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” we will ask you to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing share ownership prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently comprises eight members. Seven of our directors are independent under the Nasdaq listing standards. Our certificate of incorporation and bylaws provide that, until the date that outstanding shares of Class A common stock represent less than a majority of the total combined voting power of our Class A common stock and Class B common stock, or the voting threshold date, the number of our directors shall be at least one and may be fixed from time to time by resolution of our stockholders. There are no family relationships among any of our directors or executive officers.

Until the voting threshold date, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. Following the voting threshold date, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class. At such times as we have a classified board of directors, upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 13, 2022.

Nominees	Age	Position
John Mellor	55	Chief Executive Officer and Director
Carine S. Clark(1)(2)	58	Executive Chair
Daniel Daniel(1)(2)	47	Director
Joy Driscoll Durling(2)(3)	45	Director
Dana Evan(1)(2)	62	Director
Laurence "Jay" Brown, Jr.(3)	48	Director
Jeff Kearl(3)	47	Director
John Pestana(3)	48	Director

(1)    Member of the audit committee
(2)    Member of the compensation committee
(3)    Member of the nominating and corporate governance committee

Nominees for Director

John Mellor has served as our chief executive officer and a member of our board of directors since March 2022. Mr. Mellor has previously served as our chief strategy officer from April 2019 to February 2022. Prior to joining Domo, Mr. Mellor held various roles at Adobe, including vice president of strategy and business operations from January 2018 to April 2019 and vice president of strategy, alliances and marketing from October 2009 to January 2018. Mr. Mellor joined Adobe through its acquisition of Omniture, where he served as executive vice president of strategy and business development for six years. Mr. Mellor holds both a B.S. in mechanical engineering and an M.B.A. from Brigham Young University. We believe Mr. Mellor’s experience within the technology industry and as our chief executive officer qualifies him to serve on our board of directors.

Carine S. Clark has served as a member of our board of directors since March 2019. Ms. Clark has served as a venture partner at Pelion Venture Partners since 2019. She previously served as president and chief executive officer at Banyan, a SaaS company, from July 2017 until it was acquired by Nuvi in May 2019. Prior to Banyan, Ms. Clark served as president and chief executive officer for Allegiance Software from January 2013 until it was acquired by Maritz Market Research and became MaritzCX in December 2014. After the acquisition, Ms. Clark continued to serve as president and chief executive officer of MaritzCX, a customer experience and market research company, until December 2016. She previously held chief marketing officer roles at Symantec and Altiris and various senior marketing roles at Novell. She is a member of the board of directors of a number of private companies as well as community groups and serves on the executive boards of the Utah Governor’s Office of Economic Opportunity and Silicon Slopes. Ms. Clark holds a B.A. in organizational communications and an M.B.A. from Brigham Young University. We believe Ms. Clark’s experience as a chief executive and marketing executive at a number of technology companies, along with her experience as a director of various companies and nonprofit organizations, qualifies her to serve on our board of directors.

Daniel Daniel has served as a member of our board of directors since April 2019. Mr. Daniel is the founder and has served as portfolio manager of Twenty Acre Capital since April 2019. Mr. Daniel was a managing director and senior investor at BlackRock, an investment management company, from January 2011 until April 2019, where he was responsible for investments in a wide range of technology companies. Prior to joining BlackRock, he served as a special situations analyst and global hedge funds sales director at UBS. Mr. Daniel holds a B.S. in finance from the University of Utah and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Daniel is also a CFA charterholder. We believe that Mr. Daniel’s experience analyzing and investing in the technology sector and his background in finance qualify him to serve on our board of directors.

Joy Driscoll Durling has served as a member of our board of directors since April 2020. Ms. Durling served as chief information and digital enablement officer at Vivint Smart Home, Inc., a home automation company from February 2017 to May 2021. Prior to joining Vivint Smart Home, Ms. Durling held various leadership positions at Adobe Inc., a software company, from 2005 to 2017, including most recently as a vice president from January 2015 to February 2017. As a vice president, she was a strategic advisor to Adobe’s chief technology officer and led product roadmap planning for Adobe's Cloud Platform. She also served as chief of staff to the chief information officer, focusing on enterprise architecture, portfolio management, mergers and acquisitions, as well as managing the global IT organization of 950 employees during Adobe’s transition to a SaaS model. Prior to Adobe, she served in various roles at Macromedia and Andersen Business Consulting. She currently serves on the board of directors of ObservePoint, a privately held SaaS data governance company, and iLOQ, a privately held digital access management company. Ms. Durling earned a bachelor’s degree in Business Administration from the University of North Carolina at Chapel Hill in 1999. We believe that Ms. Durling’s experience in a variety of positions in business and technology leadership, her background with SaaS, data systems and analytics qualify her to serve on our board of directors.

Dana Evan has served as a member of our board of directors since May 2018. From 2013 to July 2020, Ms. Evan served as a venture partner at Icon Ventures, a venture capital firm, and since July 2007 has invested in and served on the boards of directors of companies in the internet, technology and media sectors. Ms. Evan served as chief financial officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications network, from 1996 to 2007. She serves on the boards of directors of Box, Inc., a cloud content management platform, since December 2011; Farfetch Limited, a global technology platform for the luxury fashion industry, since April 2015; and Momentive Global Inc. (formerly SVMK Inc. or SurveyMonkey), an online survey development cloud-based software, since March 2012. She previously served as director of Proofpoint, Inc., a security-as-a-service provider until it was acquired by Thoma Bravo in August 2021; Criteo S.A., a performance display advertising company, from March 2013 until June 2017; Fusion-io, Inc., a flash memory technology company, until it was acquired by SanDisk Corporation in July 2014; Omniture, Inc., an online marketing and web analytics company, until it was acquired by Adobe Systems Incorporated in October 2009; and Everyday Health, Inc., a provider of digital health and wellness solutions, until it was acquired by Ziff Davis, LLC in December 2016. Ms. Evan holds a B.S. in Commerce from Santa Clara University and is a certified public accountant (inactive). Ms. Evan was selected as the 2019 Director of Year by the National Association of Corporate Directors (NACD). Ms. Evan was selected to serve on our Board of Directors because of her extensive experience in operations, strategy, accounting, financial management, and investor relations at both publicly and privately held technology companies as well as her substantial corporate governance experience and experience as an investor in the internet, technology, and media sectors.

Jeff Kearl has served as a member of our board of directors since September 2019. Mr. Kearl has been managing director at Pelion Venture Partners since October 2019 and at Precedent Investments since 2012. He also has served as director and chairman of Stance, Inc., an apparel company, since co-founding Stance in 2009, and previously served as Stance’s chief executive officer from 2009 until September 2019. Prior to co-founding Stance, Mr. Kearl served as chief marketing officer of LogoWorks, a graphic design company, from 2004 until LogoWorks’ acquisition by HP Inc. in 2007, after which he continued to serve at HP as a director of strategy and new ventures. Mr. Kearl has also invested in and served on the board of directors of several private companies since 2001. Mr. Kearl holds a B.A. in marketing from Brigham Young University. Mr. Kearl was selected as an Entrepreneur of the Year in Orange County by Ernst & Young in 2019 and as a Director of the Year by the Forum

of Corporate Directors in 2012. We believe Mr. Kearl’s experience as a director of various companies, along with his investment and leadership experience, qualifies him to serve on our board of directors.

Laurence “Jay” Brown, Jr. has served as a member of our board of directors since October 2021. Mr. Brown co-founded Roc Nation in 2008, and now serves as vice chairman of the company. In March 2019, Mr. Brown co-founded Marcy Venture Partners and also serves on its board of directors. In addition, Mr. Brown serves on the boards of directors of Fenty Beauty, Fenty Skin, Savage X Fenty, the Hammer Museum, Global Citizen and CLF. Mr. Brown holds a B.S. in business management from the University of Phoenix. We believe Mr. Brown’s experience as a director, along with his business, investment, marketing, and leadership experience qualifies him to serve on our board of directors.

John Pestana has served as a member of our board of directors since March 2022. Mr. Pestana is the co-founder, chief executive officer and chairman of the board of directors of ObservePoint, a digital data governance software platform. Prior to co-founding ObservePoint in January 2008, Mr. Pestana co-founded and held various leadership positions at Omniture Inc., an online marketing and web analytics company, until it was acquired by Adobe Systems Incorporated in 2009. Mr. Pestana is also the founder of EdgeCreek LLC, a property management company, in 2007. In addition to serving as chairman of the board of directors of ObservePoint, Mr. Pestana also serves on the board of directors of Libertas as its chairman since January 2013, a private non-profit organization, and Digital Analytics Association since June 2019, a private non-profit organization. Mr. Pestana holds a B.S. in management from Brigham Young University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class B common stock is listed on The Nasdaq Global Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

The current members of our board of directors are John Mellor, Carine S. Clark, Daniel Daniel, Joy Driscoll Durling, Dana Evan, Laurence "Jay" Brown, Jr., Jeff Kearl, and John Pestana. In the fiscal year ended January 31, 2022, former directors Joshua G. James and Mark Gorenberg also served on our board of directors. Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, other than Mr. Mellor, none of our current directors has or had at the time of service a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or was at the time of service “independent” as that term is defined under the rules of The Nasdaq Stock Market. Our board of directors also determined that Mr. Daniel and Mses. Evan and Clark, who serve or served on our audit committee; Mr. Daniel and Mses. Clark, Durling, and Evan, who serve or served on our compensation committee; and Messrs. Pestana and Brown and Ms. Durling, who serve on our nominating and corporate governance committee, satisfy or satisfied the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Stock Market. As discussed below, we qualify as a “controlled company” under the corporate governance rules of The Nasdaq Stock Market and, as a result, are exempt from, and may elect not to comply with, the requirements that we have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees.

In making these determinations, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In reaching its decision with respect to Ms. Durling, our board of directors considered the fact that Ms. Durling served as an officer of Vivint Smart Home, Inc., a customer of ours, until May 2021 and determined that this relationship is not material and that Ms. Durling is independent.
Board Diversity Matrix as of April 13, 2022

Board size:
Total number of directors	8
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	5	3	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	—	—	—
Alaskan Native of American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	2	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Undisclosed	—

Board Leadership Structure

Ms. Clark serves as the chair of the board of directors and Mr. Mellor serves as our chief executive officer. The roles of chief executive officer and chair of the board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the board of directors to determine whether to separate or combine these roles each time it elects a new chair or appoints a chief executive officer, based on the relevant facts and circumstances applicable at such time. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chair can focus on leading the board of directors in overseeing management. Our corporate governance guidelines are posted on our website at https://www.domo.com/ir.

Risk Management
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, cybersecurity risks, liquidity risks, and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and corporate governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is posted on our website at https://www.domo.com/ir.

Controlled Company Exemption

Mr. James, our founder and former chief executive officer and chairman, controls a majority of the voting power of our common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq Stock Market corporate governance requirements. Although, as of the date of this proxy statement, the composition of our board of directors and its committees currently complies with applicable corporate governance rules of The Nasdaq Stock Market, we have previously, and may in the future rely, on the foregoing exemptions provided to controlled companies under the corporate governance rules of The Nasdaq Stock Market. If we, in the future, rely on these “controlled company” exemptions, we may not have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on The Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.

Board Meetings and Committees

During the fiscal year ended January 31, 2022, the board of directors held eight meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

We do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders. None of our directors attended our 2021 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

The members of our audit committee are Mr. Daniel and Mses. Evan and Clark, each of whom is a non-employee member of our board of directors. Our audit committee chair, Ms. Evan, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Stock Market. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
Our audit committee:
•approves the hiring, discharging, and compensation of our independent registered public accounting firm;
•oversees the work of our independent registered public accounting firm;
•approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•reviews the qualifications, independence, and performance of the independent registered public accounting firm;
•reviews our consolidated financial statements and our critical accounting policies and estimates;
•develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•reviews the adequacy and effectiveness of our internal controls; and
•reviews and discusses the scope and results of the audit with the independent registered public accounting firm and reviews, with management and the independent accountants, our interim and annual operating results.
The audit committee held four meetings in the fiscal year ended January 31, 2022. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The Nasdaq Global Market. A copy of the audit committee charter is available on our website at https://www.domo.com/ir.

Compensation Committee
The members of our compensation committee are Mr. Daniel and Mses. Clark, Durling and Evan, each of whom is a non-employee member of our board of directors. Ms. Durling is the chair of our compensation committee. Our compensation committee oversees our compensation policies and plans, and our benefits programs. Our compensation committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The compensation committee:
•reviews and recommends policies relating to compensation and benefits of our officers and employees;
•reviews and approves corporate goals and objectives relevant to compensation of our founder and former chief executive officer and other senior officers;
•evaluates the performance of our officers in light of established goals and objectives and recommends compensation of our officers based on its evaluations; and
•administers the issuance of stock options and other awards under our stock plans.
The compensation committee met four times in the fiscal year ended January 31, 2022. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at https://www.domo.com/ir. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Messrs. Kearl, Pestana and Brown and Ms. Durling. Mr. Kearl is the chair of our nominating and corporate governance committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter that specifies its duties and responsibilities and satisfies the applicable listing standards of The Nasdaq Stock Market.
The nominating and corporate governance committee:
•evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;
•assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;
•recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors; and
•reviews and makes recommendations with regard to our corporate governance guidelines.
The nominating and corporate governance committee met twice in the fiscal year ended January 31, 2022. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the nominating and corporate governance committee charter is available on our website at https://www.domo.com/ir. Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments, and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. For additional information regarding our board of directors, see “Board of Directors and Corporate Governance—Board Diversity Matrix.”

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules, and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock, and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. We must receive the notice no earlier than February 6, 2023 and no later than March 8, 2023. The notice must state the information required by our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: Domo, Inc., Attention: Corporate Secretary, 772 East Utah Valley Drive, American Fork, UT 84003. All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies, and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Governance portion of our website at https://www.domo.com/ir. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2022, Mses. Clark and Durling and Mr. Daniel served on our compensation committee. Since March 2022, the members of our compensation committee have been Mses. Clark, Durling and Evan and Mr. Daniel. During the fiscal year ended January 31, 2022, Mr. James participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation. None of the members of our compensation committee was or is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation for Fiscal Year Ended January 31, 2022

We retained Compensia, a national compensation consulting firm, to provide our board of directors with an analysis of market data compiled from certain public technology companies and assistance in determining compensation of directors. The following table sets forth information concerning compensation paid or accrued for the fiscal year ended January 31, 2022 for services rendered to us by members of our board of directors during any part of the fiscal year ended January 31, 2022. The table excludes Mr. James, our founder and a former member of our board of directors and former chief executive officer. Mr. James did not receive any compensation from us in his role as a director in the fiscal year ended January 31, 2022.

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Carine S. Clark(3)	58,465	149,978	208,443
Daniel Daniel(4)	80,000	149,978	229,978
Dana Evan(5)	65,000	149,978	214,978
Mark Gorenberg(6)	—	—	—
Jeff Kearl(7)	45,000	149,978	194,978
Joy Driscoll Durling(8)	45,625	149,978	195,603
Laurence "Jay" Brown, Jr.(9)	12,473	299,956	312,429

(1)    Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly pursuant to our outside director compensation policy.
(2)    Represents the aggregate grant-date fair value of equity awards granted. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column, see the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2022.
(3)    As of January 31, 2022, Ms. Clark held restricted stock units covering 17,177 shares of our Class B common stock, of which 11,715 were vested as of such date.
(4)    As of January 31, 2022, Mr. Daniel held restricted stock units covering 16,260 shares of our Class B common stock, of which 11,104 were vested as of such date.

(5)    As of January 31, 2022, Ms. Evan held restricted stock units covering 32,261 shares of our Class B common stock, of which 30,004 were vested as of such date.
(6)    Mr. Gorenberg resigned from our board of directors in October 2021. As of January 31, 2022, Mr. Gorenberg did not hold any outstanding equity awards for shares of our Class B common stock. Mr. Gorenberg declined to receive any compensation under our outside director compensation policy, including equity awards, during the fiscal year ended January 31, 2022.
(7)    As of January 31, 2022, Mr. Kearl held restricted stock units covering 24,415 shares of our Class B common stock, of which 16,540 were vested as of such date.
(8)    As of January 31, 2022, Ms. Durling held restricted stock units covering 21,549 shares of our Class B common stock, of which 6,431 were vested as of such date.
(9)    As of January 31, 2022, Mr. Brown held restricted stock units covering 3,265 shares of our Class B common stock, none of which were vested as of such date.

Outside Director Compensation Policy
Our outside director compensation policy, as amended and restated, provides for the following cash compensation to our outside directors:
•$10,000 retainer per quarter for each non-employee director;
•$5,000 retainer per quarter for our lead non-employee director (if applicable);
•$6,250 retainer per quarter for the chair of the audit committee and $3,125 retainer per quarter for each other member of the audit committee;
•$3,750 retainer per quarter for the chair of the compensation committee and $1,875 retainer per quarter for each other member of the compensation committee; and
•$2,500 retainer per quarter for the chair of the nominating and corporate governance committee and $1,250 retainer per quarter for each other member of the nominating and corporate governance committee.
In addition to the cash compensation structure described above, our outside director compensation policy provides for the following equity incentive compensation program for non-employee directors.
Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted a one-time, initial restricted stock unit award with a value of $357,000.
Further, on the date of each of our annual stockholder meetings, each non-employee director who is continuing as a director following our annual stockholder meeting automatically will be granted an annual restricted stock unit award with a value of $175,000 (provided that (1) the value of the award will be reduced to $87,500 if the director first became a non-employee director during the period beginning six months prior to the annual stockholders meeting and ending three months prior to the annual stockholders meeting, and (2) the director will not receive such an award if the director has not provided services as a non-employee director for at least three months prior to the annual stockholders meeting).

Unless otherwise determined by our board of directors or our compensation committee, the number of restricted stock units will be determined based on the fair market value of the shares of our common stock on the date of grant. Each initial restricted stock unit award is scheduled to vest over a period of three years following the award’s date of grant, with one-third of the award scheduled to vest on each of the first three anniversaries of the date the director first becomes a non-employee director, subject to continued service through each relevant vesting date. Each annual restricted stock unit award is scheduled to vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service through such date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our outside director compensation policy) will fully vest and become immediately exercisable. In any fiscal year, a non-employee director may be paid, issued, or granted cash payments and equity awards with a total value of no more than $750,000 (with the value of an equity award based on its grant date fair value for purposes of this limit), or the annual director limit. Equity awards or other compensation granted to a non-employee director while he or she was an employee or consultant (other than a non-employee director) and the restricted stock unit awards granted in June 2018 to our non-employee directors will not count toward this annual director limit.
We also will continue to reimburse our outside directors for reasonable, customary, and documented travel expenses incurred in connection with attending board and board-committee meetings.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2023. During the fiscal year ended January 31, 2022, Ernst & Young LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Domo, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2022 and 2021, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit committee.

	Year Ended January 31,
Fee Category	2021	2022
Audit fees(1)	$1,413,485	$1,364,110
Audit-related fees	—	—
Tax fees(2)	—	9,660
All other fees(3)	5,500	2,690
Total fees	$1,418,985	$1,376,460

(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, attestation services related to Section 404 of the Sarbanes Oxley Act of 2002, and the review of our quarterly consolidated financial statements.

(2)    Tax fees consist of consulting services for employment tax related disputes.
(3)    All other fees include any fees billed that are not audit or audit related. These fees related to an accounting research tool.
Auditor Independence

In the fiscal year ended January 31, 2022, there were no other professional services provided by Ernst & Young LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

Pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding proposal regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”).

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors, or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.

For more information about the compensation that we paid to our named executive officers during the fiscal year ended January 31, 2022, please refer to the “Executive Compensation” section of this proxy statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term stockholder value creation.

We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Domo, Inc. approve, on an advisory basis, the compensation of Domo, Inc.’s named executive officers, as disclosed in the Domo, Inc.’s proxy statement for the 2022 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE SAY-ON-PAY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors currently comprises of three independent directors and operates under a written charter originally adopted by the board of directors in May 2018, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit committee.
The members of the audit committee are currently Dana Evan (chair), Daniel Daniel, and Carine S. Clark. Each of the members of the audit committee is an “independent director” as currently defined in Rules 5605(a)(2) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Ms. Evan is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.
The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.
The audit committee held four meetings during the fiscal year ended January 31, 2022. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management, and our independent registered public accounting firm, Ernst & Young LLP. Management represented to the audit committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited financial statements for fiscal year ended January 31, 2022 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.
The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered public accounting firm with the audit committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP that firm’s independence.
Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2022.
The audit committee of the board of directors of Domo, Inc.:
Dana Evan (Chair)
Carine S. Clark
Daniel Daniel

EXECUTIVE OFFICERS

The following table sets forth the names, ages, and positions of our executive officers as of April 18, 2022. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
John Mellor	55	Chief Executive Officer
Bruce Felt	64	Chief Financial Officer
Catherine Wong	46	Chief Operating Officer and Executive Vice President of Engineering

There are no family relationships among any of the directors or executive officers.

Executive Officers

John Mellor. See “Proposal No. 1—Election of Directors—Nominees for Director” for Mr. Mellor’s biographical information.

Bruce Felt has served as our chief financial officer since August 2014. From June 2012 to June 2014, Mr. Felt served as chief financial officer of TenX LLC . From October 2006 to June 2012, Mr. Felt served as the chief financial officer of SuccessFactors, Inc. Mr. Felt currently sits on the board of directors of Evolent Health, Inc. and Cambium Networks Corporation, as well as several privately held companies. Mr. Felt was a member of the board of directors of Yodlee, Inc., a public company, from March 2014 until November 2015. Mr. Felt holds a B.S. in accounting from the University of South Carolina and an M.B.A. from Stanford University Graduate School of Business.
Catherine Wong has served as our chief operating officer since March 2022 and as executive vice president of engineering since May 2018, and previously served as our chief product officer from November 2015 through March 2022 and senior vice president of engineering from September 2013 through October 2015. Ms. Wong served as vice president of product integration at Omniture, Inc. until its acquisition by Adobe Systems Incorporated in 2009, and then served as vice president of engineering at Adobe Systems Incorporated until September 2013. Ms. Wong currently serves on the board of directors of Amplitude, Inc. and a private company. Ms. Wong previously served on the advisory board for the College of Engineering at the University of Utah and the College of Engineering at Utah State University. Ms. Wong received the Technology Leadership Award from the Woman Tech Council in 2015 and was recognized as the Women in Tech Champion from Utah Tech Council in 2018. She was also awarded Woman of the Year in 2018 and CXO of the Year in 2019 by Utah Business Magazine. In 2020, she was named a 50 Most Powerful Women in Technology. Ms. Wong holds a B.S. in computer science from the Brigham Young University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides information regarding the fiscal 2022 compensation program for our named executive officers:
•    Joshua G. James, our Founder and former Chief Executive Officer and Chairman of the Board (our “CEO”);
•    Bruce Felt, our Chief Financial Officer (our “CFO”); and
•    Catherine Wong, our Chief Operating Officer and Executive Vice President of Engineering.
Because we had no other executive officers during fiscal 2022, each one of our executive officers was a named executive officer in fiscal 2022. On March 1, 2022, Mr. James resigned from his role as CEO and entered into a separation and transition agreement with us to provide for a smooth transition of his role. Effective as of the same date, John Mellor who previously served as our Chief Strategy Officer, was appointed as our CEO.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our named executive officers in fiscal 2023 and discusses the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Who We Are
At Domo, we believe people and data are an organization's most valuable assets in the cloud era. Our Business Cloud is a software platform that enables processes that are critically dependent on business intelligence data—which historically could take weeks, months or longer—to be done on-the-fly, in as fast as minutes or seconds, at scale. From marketing to operations, human resources to finance, IT to product development, supply chain to sales, Domo's Business Cloud is designed to change the way organizations are managed and empower our customers to go fast, go big, and go bold.
Through Domo’s Business Cloud, data from across the business is collected, stored, prepared, organized, analyzed, visualized, and shared. Algorithms and machine learning can be applied to the data that allow alerts to be triggered and actions invited. Users can receive these notifications on any device and immediately act on the invitation, after which the system can write back to the original system of record. Because we leverage the power of the cloud, our platform can process extremely large volumes of quantitative and qualitative data while maintaining high performance levels. On a typical business day, our customers in the aggregate typically query several hundred trillion rows from uncached queries. Even with this volume of data, we maintain a subsecond average query response time. In aggregate, the data in Domo can be indexed anonymously.

Fiscal 2022 Business Highlights
Fiscal 2022 was a strong year for us marked by significant achievements in revenue and billings growth. We also achieved positive cash flow from operating activities for fiscal 2022. Fiscal 2022 highlights were as follows:
•Revenue – Total revenue was $258 million, an increase of 23%, year-over-year.
•Billings – Total billings were $296.5 million, an increase of 27%, year-over-year.
•Cash flow – Net cash provided by operating activities was $0.4 million compared to cash used in operating activities of $15.9 million in fiscal 2021.
•Stock Price – The closing market price of our Class B common stock on January 31, 2022, the last trading day of fiscal 2022 was $46.96 per share, compared to a closing market price of $66.13 per share on February 1, 2021, the first trading day of fiscal 2022. This reflected a decrease of approximately 29%.
Executive Compensation Highlights
During and for fiscal 2022, the compensation committee and the board of directors took the following key actions with respect to the compensation of our named executive officers:
•Base Salaries – Determined to increase the annual base salaries of our incumbent-named executive officers (other than Mr. James) to bring their base salaries to levels that were comparable to those of similarly-situated executives in the market in which we compete for talent.
•Short-Term Incentive Compensation – Based on our strong performance during fiscal 2022, the compensation committee made short-term incentive compensation payments, settleable in RSUs, to Mr. Felt and Ms. Wong under our Executive Incentive Compensation Plan, which, in the aggregate, represented approximately 182% of their target short-term incentive compensation award opportunities based on performance.
•Long-Term Incentive Compensation – The compensation committee and our board of directors determined that a substantial part of the target total direct compensation (that is, base salary, target short-term incentive compensation, and long-term incentive compensation) of our named executive officers should also be in the form of long-term incentive compensation to reflect our pay-for-performance philosophy. As a result, the compensation committee and our board of directors approved long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards. The RSU awards are subject to time-based vesting that requires continued service with us through each vesting date, in each case over four years.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our named executive officers’ target annual compensation opportunity is both variable in nature and “at-risk.” The pay mix for our named executive officers during fiscal 2022 reflected this pay-for-performance design.
We emphasize variable compensation that appropriately rewards our named executive officers through two separate compensation elements:
•First, we provide our named executive officers the opportunity to participate in our cash bonus plan which provides cash payments if they produce short-term results that meet or exceed the financial, operational, and strategic objectives set by our compensation committee and our board of directors, as evaluated by our CEO and approved by the compensation committee.
•In addition, we grant RSU awards that will reward recipients over a multi-year period. The RSU awards comprise a significant portion of our named executive officers’ target total direct compensation opportunities. The future value of such compensation depends significantly on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do
•Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.
•Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in fiscal 2022.
•Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our named executive officers and stockholders.
•Use a Pay-for-Performance Philosophy. A significant portion of our named executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each named executive officer’s target total direct compensation dependent upon our stock price and total stockholder return.
•Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
What We Do Not Do
•No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers other than the plans and arrangements that are available to all employees. Our named executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.
•Limited Perquisites. Perquisites or other personal benefits are not a material part of our compensation program for our named executive officers.
•No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.
•No Special Health or Welfare Benefits. We do not provide our named executive officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.
•No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
•No Hedging of our Equity Securities. We prohibit our employees, including our named executive officers and the members of our board of directors, from hedging our equity securities.
Stockholder Advisory Vote on Named Executive Officer Compensation
At the Annual Meeting, we will be conducting a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). See Proposal No. 3, above, in this proxy statement for more information.
We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of future advisory votes on the compensation of our named executive officers, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Executive Compensation Philosophy, Objectives and Design
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly talented team of executives within the context of responsible cost management;

•Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives.
Generally, we structure the annual compensation of our named executive officers using three principal elements: base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards.
Compensation-Setting Process
Role of the Board and Compensation Committee
The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other named executive officers. It has been our practice to have the compensation committee determine the compensation of our named executive officers, other than our CEO, and make recommendations to our full board of directors with respect to the compensation of our CEO.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our named executive officers when making decisions with respect to their compensation.
The compensation committee operates pursuant to a written charter, which is available in the Governance section of our website at www.domoinvestors.com/governance.
The compensation committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Annual Compensation Review
In connection with its annual review of our executive compensation program, the compensation committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:

•are properly coordinated;

•are aligned with our vision, mission, values, and corporate goals;

•provide appropriate short- and long-term incentives for our executive officers;

•achieve their intended purposes; and

•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent.
Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
The compensation committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below.
Setting Target Total Direct Compensation
The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our named executive officers and all related performance criteria in connection with its annual review of our executive compensation program, or more frequently as warranted.
In connection with its annual review of our executive compensation program, the compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our named executive officers. In making decisions about the compensation of our named executive officers and recommendations to our board of directors with respect to our CEO's compensation, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
•each individual named executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•the scope of each named executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
•the prior performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual named executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our named executive officers, and compensation parity among our named executive officers;
•our financial performance relative to our peers;

•the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our CEO with respect to the compensation of our named executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the company, knowledge of the competitive market, knowledge of each named executive officer, and business judgment in making their decisions.
Role of Management
In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
In connection with its annual review of our executive compensation program, our CEO reviews the performance of our other named executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses our CEO’s proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our named executive officers, including our CEO. Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.

In fiscal 2022, the compensation committee engaged Compensia, a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our named executive officers and with the data analysis and selection of the compensation peer group.
During fiscal 2022, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided the following services:
•consultation with the compensation committee chair and other members between compensation committee meetings;
•review, research, and updating of our compensation peer group;
•an analysis of competitive market data based on the compensation peer group for our named executive officers’ positions and an evaluation of how the compensation we pay our named executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;
•review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our named executive officers;
•review and analysis of the compensation arrangements of the non-employee members of our board of directors against the companies in the compensation peer group;
•assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and
•support on other ad hoc matters throughout the year.
Compensia also coordinated with our management for data collection and job matching for our executive officers. In fiscal 2022, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Rule 10C-1(b)(4) under the Exchange Act, Nasdaq Listing Rule 5605(d)(3)(D), and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia and that Compensia is independent. The company pays the fees for Compensia's services to the compensation committee.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market and to assist in setting compensation levels, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group, data from Compensia’s proprietary database of public technology companies, as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices are only some of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers.
With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. For fiscal 2022 this compensation peer group was comprised of companies with software as a service business models and business software applications, with annual revenues generally between $146 million and $483 million, and market capitalization generally between approximately $1.1 billion and $4.3 billion. We also generally sought to include companies with year-over-year revenue growth of greater than 10%, where possible.
The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. Our compensation peer group for fiscal 2022 included the following companies:

Accolade	Everbridge	Health Catalyst
Model N	PagerDuty	Phreesia
PROS Holdings	Rapid7	Sprout Social
SPS Commerce	Sumo Logic	Talend S.A.
Upland Software	Vocera Communications Software	Workiva
Yext	Zoura
Accolade, Health Catalyst, PagerDuty, Phreesia, Sprout Social, Sumo Logic, Talend, Vocera Communications Software and Zuora were added to the peer group during fiscal 2022 for meeting the selection criteria. Carbon Black, Instructure and MobileIron were removed from the peer group during fiscal 2022 because they had been acquired; Benefitfocus, Castlight Health, MicroStrategy and QAD were removed from the peer group during fiscal 2022 for no longer meeting the selection criteria, such as market capitalization or revenue growth.

The competitive market data described above are not used by the compensation committee in isolation, but serve as one point of reference in its deliberations on executive compensation. The compensation committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the compensation committee considers when establishing compensation opportunities of our executive officers.
Compensation Elements
Our executive compensation program consists of three principal elements: base salary, short-term incentive compensation, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.
We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.

We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program and a discussion of the amounts paid to our named executive officers in fiscal year 2022 under each of these elements.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Short Term Incentive Compensation	Variable	Cash or equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to motivate our executives to achieve annual financial objectives and provide financial incentives when we meet or exceed these objectives
Long Term Incentive Compensation	Variable	Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. The compensation committee reviews and determines or recommends to our board of directors, and our board of directors determines, adjustments to the base salaries for each of our named executive officers as part of their annual executive compensation review. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our named executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments, or recommends adjustments to our board of directors, and our board of directors makes adjustments, as each determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In March 2021, the compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation—Setting Process—Setting Target Total Direct Compensation” above. Following this review, the compensation committee determined to increase the base salaries of our named executive officers (other than our chief executive officer) to levels that were comparable to those of similarly-situated executives in the market in which we compete for talent. The base salary adjustments were effective March 9, 2021. The compensation committee did not consider these salary increases to be material adjustments. The compensation committee further recommended to the board of directors, and the board of directors determined, that the base salary of our CEO should remain unchanged during fiscal 2022.

The base salaries of our named executive officers for fiscal 2022 were as follows:

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary ($)	Percentage Adjustment
Joshua G. James	500,000	500,000	0%
Bruce Felt	425,000	437,500	2.94%
Catherine Wong	375,000	387,500	3.33%
Short-Term Incentive Compensation
We use our Executive Incentive Compensation Plan, a cash bonus plan, to motivate employees selected by the compensation committee, including our named executive officers, to achieve our annual business goals. Our Executive Incentive Compensation Plan allows our compensation committee to provide incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Executive Incentive Compensation Plan, our compensation committee and our board of directors, in their sole discretion, establish a target award for each executive, with actual awards payable in the form of cash or equity awards, as determined by our compensation committee and our board of directors in their sole discretion, with respect to the applicable performance period. For fiscal 2022, the bonus payment was based entirely on the achievement of corporate performance objectives, with no individual performance component.
The compensation committee administered the Executive Incentive Compensation Plan. As the administrator of the plan, the compensation committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award for a particular performance period. The actual award may be below, at or above a participant’s target annual bonus award, in the discretion of the administrator. Further, the administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Fiscal 2022 Target Short-Term Incentive Compensation Opportunities
For purposes of the Executive Incentive Compensation Plan, bonus awards were based upon target short-term incentive compensation opportunities as recommended by the compensation committee and approved by our board of directors. In March 2022, the compensation committee reviewed the target annual bonus award opportunities of our named executive officers. Following this review and after taking into consideration the factors described in “Compensation—Setting Process—Setting Target Total Direct Compensation” above, the compensation committee and our board of directors determined to slightly increase the target annual bonus award opportunity of Mr. Felt for fiscal 2022 and to keep the dollar amount of the target annual bonus award opportunity of Mr. James and Ms. Wong the same for fiscal 2022.

The target short-term incentive compensation opportunities for our named executive officers for fiscal 2022 were as follows:

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2021 Target Bonus %	Fiscal 2021 Target Bonus $	Fiscal 2022 Base Salary ($)	Fiscal 2022 Target Bonus %	Fiscal 2022 Target Bonus ($)
Joshua G. James	500,000	100%	500,000	500,000	100%	$500,000
Bruce Felt	425,000	65%	275,000	437,500	66%	$287,500
Catherine Wong	375,000	87%	325,000	387,500	84%	$325,000

Incentive Plan Performance Metrics
Under the Executive Incentive Compensation Plan, the compensation committee determined the performance metrics and related target levels of achievement required for payouts under the fiscal 2022 annual bonus awards. In March 2021, the compensation committee determined that, in the case of our named executive officers, the bonus awards would be eligible to be earned based on two corporate performance metrics: the Company's fiscal 2022 billings, weighted at 85%, and adjusted net cash used in operating activities, weighted at 15%.
The compensation committee selected billings and adjusted net cash used in operating activities as the appropriate corporate performance metrics for the named executive officers because, in its view, these metrics were key indicators of our periodic performance and our progress in executing on our business strategy. We believe the increased weighting of billings as a performance metric during fiscal 2022 supports our strategic focus to drive further growth in our business.
For purposes of the named executive officers’ cash bonus awards:

•“billings” represented our total revenue plus the change in deferred revenue in a period; and

•“adjusted net cash used in operating activities” represented net cash used in operating activities plus proceeds from shares issued in connection with employee stock purchase plan.

As reflected in our annual operating plan presented to and approved by our board of directors, the target levels established for billings and adjusted net cash used in operating activities for the full year of fiscal 2022 by the compensation committee were as follows:

Performance Metric	Weighting	Threshold	Target	Maximum
Billings	85%	N/A	$271,000,000	N/A
Adjusted Net Cash Used in Operating Activities	15%	$0 to $999,999	$1,000,000 to 5,000,000	+$5,000,000

For the billings goal, the actual payout for each executive would increase by 2.69% of the total amount of such executive's fiscal 2022 target bonus for each $1 million of incremental Billings. For the Adjusted Net Cash Used in Operating Activities goal, achievement of threshold performance would be responsible for 12.00% of the total amount of each executive's fiscal 2022 target bonus; the target payout for each executive would increase by an additional 3.00% of the total amount of such executive's fiscal 2022 target bonus if target performance were achieved, and by an additional 2.25% if maximum performance were achieved. Based on our actual performance of $296.464 million in billings and $4.5 million in adjusted net cash used in operating activities, the calculated payout for our executives was equal to 182% of target.

The bonus amounts payable under our Executive Incentive Compensation Plan for fiscal 2022 were as follows:

Named Executive Officer	Fiscal 2022 Base Salary $	Fiscal 2022 Target Bonus %	Fiscal 2022 Target Bonus $	Fiscal 2022 Actual Bonus %	Fiscal 2022 Actual Bonus $
Joshua G. James	500,000	100%	$500,000	0%	$0
Bruce Felt	437,500	66%	$287,500	182%	$523,250
Catherine Wong	387,500	84%	$325,500	182%	$591,500

Mr. James departed from the company prior to the payment of bonuses under the Executive Incentive Compensation Plan for fiscal 2022 and did not receive any such bonus.

For fiscal 2022 short-term incentive compensation, the compensation committee determined that the actual bonus amount set forth above would be paid in the form of fully vested RSU awards. The compensation committee believed that the RSU awards in lieu of cash payouts would conserve the company's cash resources. The number of shares subject to each RSU award was determined by dividing the actual bonus amount payable to the named executive officer by the closing price of a share of our Class B common stock on the trading day the grant was approved.

Fiscal 2022 Equity Awards
In March 2021, the compensation committee and our board of directors approved long-term incentive compensation opportunities in the form of equity awards to our named executive officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning. These awards were granted in the form of RSU awards because we believe that RSU awards both align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our named executive officers in the value of their compensation. The number of shares of our common stock subject to the RSU awards granted to our named executive officers (viewed in the aggregate by value) was recommended by the compensation committee and determined by our board of directors based on consideration of the factors described above. The equity awards approved for grant to our named executive officers in March 2021 were as follows:

Named Executive Officer	Number of Shares Subject to Restricted Stock Unit Award(1)
Joshua G. James	120,000(2)
Bruce Felt	60,000
Catherine Wong	40,000

(1)        The effective grant date of the RSU awards was March 9, 2021. The RSU awards vest over a four-year period as follows: 1/4 of the shares of common stock subject to the award vested on March 22, 2022, and 1/16 of the shares subject to the award vest on each subsequent quarterly vesting date over the subsequent 36 months.

(2)        Mr. James ceased providing services to us in March 2022. Any unvested RSUs as of such time were forfeited in accordance with their terms.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, health and dependent care flexible spending accounts, health savings accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, gym and fitness allowance benefit, and reimbursement for mobile phone coverage.
In addition, we maintain a Section 401(k) savings plan (“401(k) Plan”) that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan. During the fiscal year ended January 31, 2022, we matched 100% of the contributions that eligible participants made to the 401(k) Plan, up to 3.00% of the participants’ eligible compensation on a per-pay period basis. Contributions from 3.01% to 5.00% were matched at 50%. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, other than certain travel reimbursements for Mr. Felt, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. We entered into an employment letter with Mr. Felt in June 2018, which provides for our reimbursement to Mr. Felt for travel expenses, including airfare, lodging, and rental car costs for him and his family between his California residence and our Utah headquarters. We provide additional payments to Mr. Felt that generally are intended to make the reimbursed travel expenses tax-neutral for Mr. Felt.
We have in the past and may in the future, provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Executive Employment and Severance Benefit Arrangements
We have entered into a confirmatory employment letter with each of our named executive officers. The confirmatory employment letters have no specific term and provide that each named executive officer is an at will employee. The confirmatory employment letters also had set forth the named executive officer’s initial base salary, initial annual target incentive payment, and eligibility for the company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control related benefits as described under “—Potential Payments Upon Termination or Change in Control” below.

We have entered into a change in control and severance agreement with each of our named executive officers. We believe that these change in control and severance agreements provide retention value by encouraging our named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment, a constructive termination for good reason, or a potential change in control, allowing our named executive officers to focus on their duties and responsibilities. We believe these benefits are competitive relative to the severance benefits provided to similarly situated individuals at our peer companies and appropriate including in light of the benefits being subject to the executive officer’s entry into a release of claims in favor of the company. It is also expected that from time to time the company will consider the possibility of an acquisition by another company or other change in control. We recognize that such consideration can be a distraction to executive officers and potentially can cause such individuals to consider alternative employment opportunities. The board and compensation committee believe that it is imperative to provide such individuals with severance benefits upon such terminations in connection with a change in control to secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change in control, provide such individuals with an incentive to continue employment and motivate them to maximize the company’s value upon a change in control for the benefit of our stockholders, and provide such individuals with enhanced financial security.

On March 1, 2022, we entered into a separation and transition letter agreement with Mr. James (the “separation agreement”) in connection with his resignation from his role as CEO. The separation agreement provided that Mr. James would perform advisory transition services to the company during a transition period beginning March 1, 2022, through March 21, 2022. During such transition period, Mr. James would continue to be eligible to vest in his outstanding equity awards. Subject to Mr. James’ compliance with legal and contractual obligations to the company, the post-termination exercise period of Mr. James’ outstanding and vested stock options at the end of his transition period would remain outstanding through December 31, 2023 (but no later than the option’s maximum term and subject to earlier termination as may be required by the plan under which the award was granted). The separation agreement also provided for Mr. James and the company to make certain mutual waivers and releases of claims in favor of the other, subject to certain exceptions. The separation agreement further provides that Mr. James remains subject to a non-solicitation obligation for 12 months.

Potential Payments upon Termination or Change in Control
Each of our named executive officers has entered into a change in control and severance agreement with us, which agreement provides for certain severance and change in control benefits as described below.
Each change in control and severance agreement has an initial term of three years commencing on the effective date of the agreement. We entered into the change in control and severance agreements with our named executive officers in June 2018. On the third anniversary of the effective date of the agreement, the agreement renewed automatically for an additional one-year term and thereafter renews automatically for sucessive one-year terms in each case unless either party provides the other party with written notice of nonrenewal at least one year prior to the date of automatic renewal. However, if a change in control (as defined in the applicable agreement) occurs when there are fewer than 12 months remaining during the initial term or during an additional term, the term of the change in control and severance agreement will extend automatically through the date that is 12 months following the date of the change in control.
If a named executive officer’s employment is terminated outside the period beginning 60 days (or six months, in the case of Mr. Felt) before a change in control and ending 12 months (or 24 months, in the case of Mr. Felt) following a change in control (the “Change in Control Period”), either (1) by the company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);
•in the case of Mr. Felt only, a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which such termination occurs; and
•payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.
If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump-sum payment equal to 12 months (or 18 months in the case of Mr. James) of the executive’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control);
•a lump-sum payment equal to 100% (or 150% in the case of Mr. James) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;
•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or 18 months in the case of Mr. James), or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

In the event of a termination described above during the Change in Control Period, that occurs as a result of a resignation by Mr. Felt for good reason and because of our change in control, Mr. Felt is required to offer to us, the acquiring entity or new entity following a merger (as applicable), to continue working in good faith for at least an additional nine months following the date of our change in control. In the event of a termination described above that qualifies Ms. Wong for severance benefits, if the termination occurs on or following a change in control, Ms. Wong is required to offer to the acquiring entity, or new entity following a merger, to continue working in good faith for at least an additional six months in the case of a termination of the named executive officer’s employment without cause (excluding by reason of death or disability), or 12 months in the case of such a termination that occurs as a result of a resignation by the named executive officer for good reason, following that date on which such termination otherwise would become effective in order to appropriately transition between responsibilities. With respect to each of Mr. Felt and Ms. Wong, if the named executive officer’s offer of transition assistance is accepted, the named executive officer will be paid a pro rata amount of the executive’s annual base salary and annual cash target bonus opportunity during the transition period.
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his or her change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
For purposes of the change in control and severance agreements, “cause” generally means (i) a conviction of or a plea of guilty or no contest to a felony (other than a driving offense) under the US or state laws, (ii) gross negligence in the performance of the executive’s duties, malfeasance, or misappropriation of the assets of the company, (iii) failure to perform the executive’s duties to the satisfaction of the company; (iv) failure or refusal to comply with reasonable written policies, standards and regulations established by the company; (v) failure to provide required documentation of the executive’s right to work in the United States within the time frame required by law, and (vi) breach of the executive’s confidentiality agreement entered into with the company.
For purposes of the change in control and severance agreements, “change in control” generally means (i) a change in ownership of the company as a result of a person or persons acquiring ownership of company stock constituting more than 50% of the voting power of the company’s stock, except for the acquisition of additional stock by a person already owning more than such threshold percentage and except for transactions pursuant to which the stockholders immediately before such transactions continue to own directly or indirectly 50% or more of such voting power of the company or of its ultimate parent; (ii) a change in the effective control of the company as a result of a majority of the company’s board being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the company’s board prior to the date of such appointment or election; or (iii) a change in ownership of a substantial portion of the company’s assets as a result of a person acquiring or having acquired during a 12 month period assets from the company with a total gross fair market value of at least 50% of the total gross fair market value of all assets of the company immediately prior to such acquisitions, except for certain transfers to certain persons or affiliates.
For purposes of the change in control and severance agreements, “good reason” generally means that the executive resigns from the company if one of the following events occur without the executive’s consent: (i) a material reduction in annual base salary and/or annual cash target bonus opportunity, or (ii) a material reduction of duties, authorities, or responsibilities relative to the duties, authorities, or responsibilities in effect immediately prior to the reduction, or (iii) with respect to the Chief Financial Officer, the company’s material breach of the change in control and severance agreement or the executive's employment letter dated June 15, 2018. With respect to the Chief Executive Officer, a change that results in the executive not serving as the Chief Executive Officer of, or reporting directly to the board of directors of, the parent corporation in a group of controlled corporations including the company or its assets following a Change in Control (other than as the result of your voluntary resignation not at the request of the successor or the parent) will be deemed to constitute a material reduction in your duties, authorities, and responsibilities constituting “Good Reason.” For “Good Reason” to be established, the executive must provide written notice within 30 days immediately following such alleged events, the company must fail to materially remedy such event within 30 days, and the executive’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event (but after the expiration of the applicable notice and cure periods).

Potential Payments upon Termination or Change in Control

The tables below quantify (i) the potential payments to Messrs. James and Felt and Ms. Wong under the terms of their change in control and severance agreement in the event of a qualifying termination of employment that is not in connection with a change in control of the company and (ii) the potential payments to our named executive officers under the terms of their change in control and severance agreement in the event of a qualifying termination of employment in connection with a change in control of the company. The amounts shown assume that the change in control and/or termination of employment occurred on January 31, 2022, the last business day of fiscal 2022. The values reflected also assume that the payments and benefits to our named executive officers are not reduced by virtue of the provision in their change in control and severance agreements relating to Sections 280G and 4999 of the Code.

Potential Payments Upon Termination Not in Connection with a Change in Control

Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Health Benefits Severance Payments ($)	Total ($)
Joshua G. James	750,000	—	42,897	792,897
Bruce Felt	437,500	287,500	28,598	753,598
Catherine Wong	387,500	—	28,598	416,098

Potential Payments Upon Termination in Connection with a Change in Control

Value of Accelerated Equity Awards
Named Executive Officer	Salary Severance ($)	Bonus Severance ($)	Restricted Stock Units ($)(1)	Health Benefits Severance Payments ($)	Total ($)
Joshua G. James(2)	750,000	750,000	21,484,200	42,897	23,027,097
Bruce Felt	437,500	287,500	6,251,550	28,598	7,005,148
Catherine Wong	387,500	325,000	3,991,600	28,598	4,732,698

(1)        These amounts reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards. The aggregate market value is equal to the product obtained by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards as of January 31, 2022, by (ii) $46.96 (the closing market price of our common stock on the Nasdaq Global Select Market on January 31, 2022, the last trading day in the fiscal year ended January 31, 2022).
(2)        Mr. James resigned from the company effective March 1, 2022. In connection with his resignation, he entered into the separation agreement with us, as described further below.

Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies
Under our insider trading policy, our directors, officers and other service providers may not engage in:
•transactions in publicly traded or privately negotiated options, such as puts and calls, and other derivative securities (whether or not publicly traded) involving our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities; or
•short sales of our securities.

Additionally, our insider trading policy prohibits our directors and executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts. Our board of directors has waived the limitation on pledging with respect to shares of Class A and Class B common stock held by Mr. James and Class B common stock held by Mr. Daniel.
Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Clawback Arrangements

Our 2018 Equity Incentive Plan (the “Plan”) provides that the Plan’s administrator may specify in an award agreement for awards granted under such Plan that the participant’s rights, payments, and benefits with respect to the award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. All awards granted under the Plan also will be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Plan administrator also may require a participant to forfeit, return or reimburse the company all or a portion of the award and any amounts paid under the award pursuant to the terms of our clawback policy or as necessary or appropriate to comply with applicable laws.
Compensation Committee Report
Our compensation committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
The compensation committee of the board of directors of Domo, Inc.:

Joy Driscoll Durling (Chair)
Carine S. Clark
Daniel Daniel
Dana Evan

Summary Compensation Table for the Fiscal Years Ended January 31, 2022, 2021 and 2020
The following table provides information regarding the compensation of our named executive officers during the fiscal years ended January 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua G. James	2022	515,385	—	7,478,400	—	13,500	8,007,285
Founder and Former Chief Executive Officer and Director	2021	487,121	—	11,388,000	500,000	9,835	12,384,506
	2020	400,000	6,000	—	357,000	13,546	759,767
Bruce Felt	2022	449,255	—	3,739,200	523,250	25,894	4,737,599
Chief Financial Officer	2021	418,561	—	2,467,400	275,000	25,984	3,186,945
	2020	375,000	—	—	223,125	47,245	645,370
Catherine Wong	2022	397,716	—	2,492,800	591,500	13,772	3,495,788
Chief Operating Officer and Executive Vice President of Engineering	2021	371,780	19,897	1,518,400	325,000	14,595	2,249,672
	2020	335,417	—	—	416,500	11,222	763,139

(1)        Amounts represent the payment of discretionary bonuses during the fiscal years ended January 31, 2022, January 31, 2021, and January 31, 2020.
(2)        The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units, or RSUs, granted under our 2018 Equity Incentive Plan to our named executive officers in each of the fiscal years ended January 31, 2022, 2021, and 2020 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in the notes to our financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2022. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)        The amounts reported in this column represent amounts earned and payable under the Executive Incentive Compensation Plan, or the Bonus Plan, for the fiscal years ended January 31, 2020, January 31, 2021, and January 31, 2022.
(4)        Reflects matching contributions made by us under our 401(k) plan and premiums for employee group term life policies. The amounts reported in this column also include (i) for Ms. Wong, contributions made to her health savings plan in accordance with our employee health benefit plans, and (ii) for Mr. Felt, amounts paid for spousal travel, including a tax equalization payment for such spousal travel of $14,753 in the fiscal year ended January 31, 2020, $6,075 in the fiscal year ended January 31, 2021, and $12,287 in the fiscal year ended January 31, 2022.

Grants of Plan-Based Awards for Fiscal Year Ended January 31, 2022
The following table sets forth information, for each of our named executive officers, concerning grants of plan-based awards made during fiscal year ended January 31, 2022.

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name		Name of Plan	Threshold ($)	Target ($)	Maximum ($)
Joshua G. James		2021 Non-Equity Plan		750,000
	03/09/2021	2018 Equity Incentive Plan				120,000	$7,478,400
Bruce Felt		2021 Non-Equity Plan		412,500
	03/09/2021	2018 Equity Incentive Plan				60,000	$3,739,200
Catherine Wong		2021 Non-Equity Plan		507,813
	03/09/2021	2018 Equity Incentive Plan				40,000	$2,492,800

(1)    The amounts reported in this column represent the target amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for fiscal year 2022 performance. There are no threshold or maximum levels for the award. The actual payouts approved for fiscal year 2022 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the Compensation Discussion and Analysis in the section entitled “Fiscal 2022 Equity Awards”. The bonus payouts approved pursuant to the 2021 Non-Equity Plan were paid during the first quarter of fiscal year 2023.
(2)    The amounts in these columns represent service-based restricted stock units and are described in further detail above in the section titled “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at Fiscal Year End” table.
(3)    The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2022. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.

CEO Pay Ratio Disclosure
As required by the Dodd-Frank Act and SEC rules, we are required to provide information regarding the relationship between the annual total compensation of Mr. Joshua G. James, our former chief executive officer, and the median annual total compensation of our employees (other than Mr. James). For our last completed fiscal year, which ended January 31, 2022:
•We have elected to use the same median employee identified in our fiscal 2021 pay ratio calculation in accordance with the requirements of Item 402 of Regulation S-K. There has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our CEO pay ratio disclosure. Please refer to our fiscal 2021 proxy statement for information regarding the process we utilized to identify the median employee. For fiscal 2022, we calculated the elements of this employee's total compensation resulting in an annual total compensation of $139,398.

•Mr. James’s annual total compensation for the fiscal year ended January 31, 2022, as reported in the Summary Compensation Table included in this proxy statement, was $8,007,285.

•For fiscal year ended January 31, 2022, based on this information, the annual total compensation of Mr. James was approximately 57 times that of the median employee's compensation.

Outstanding Equity Awards at Fiscal Year-End for the Fiscal Year Ended January 31, 2022

The following table presents information concerning equity awards held by our named executive officers as of January 31, 2022.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Prices ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)(3)	Market Value of Shares that Have Not Vested ($)(3)
Joshua G. James	09/04/2014	616,921	—	25.50	09/03/2024	—	—
	03/20/2020	—	—	—	03/04/2030	337,500	15,849,000
	03/20/2021	—	—	—	03/08/2031	120,000	5,635,200
Bruce Felt	08/18/2014	4,230	—	25.50	09/03/2024	—	—
	03/20/2020	—	—	—	03/04/2030	73,125	3,433,950
	03/20/2021	—	—	—	03/08/2031	60,000	2,817,600
Catherine Wong	10/08/2013	16,939	—	8.40	10/07/2023	—	—
	09/04/2014	26,666	—	25.5	09/03/2024	—	—
	01/29/2015	666	—	25.5	01/28/2025	—	—
	10/1/2016	39,999	—	27.6	09/30/2026	—	—
	03/20/2020	—	—	—	03/04/2030	45,000	2,113,200
	03/20/2021	—	—	—	03/08/2031	40,000	1,878,400
(1)    One-fourth of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(2)    Half of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, with 1/48th of the shares vesting monthly thereafter, subject to continued service through each such date.
(3)    One-fourth of the shares subject to the RSU vest on the first company vesting date on or after the one-year anniversary of the vesting commencement date, with one-sixteenth of the shares subject to the RSU vesting quarterly thereafter, subject to continued service through each such date. Company vesting dates are March 20, June 20, September 20, and December 20 of each calendar year (provided that, to the extent any of the Company Vest Dates falls on a weekend or a company holiday, that Company Vest Date instead will be the immediately following business day thereafter). Market value was determined by multiplying the number of such shares by the closing price of company common stock of $46.96 on January 31, 2022, the last trading day of fiscal 2022, as reported on The Nasdaq Global Market.

Option Exercises and Stock Vested During Fiscal Year Ended January 31, 2022
The following table sets forth the number of shares acquired, and the value realized upon the exercise of stock options and the vesting of RSUs during the fiscal year ended January 31, 2022 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joshua G. James	—	—	262,500	$17,681,625
Bruce Felt	—	—	85,209	$5,765,856
Catherine Wong	28,150	$1,221,710	55,834	$3,780,231

Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year ended January 31, 2022.
Equity Compensation Plan Information
The following table provides information as of January 31, 2022 with respect to the shares of our Class B common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders(3)	4,882,136	$$26.16	3,371,214
Equity compensation plans not approved by stockholders	—	—	—
Total	4,882,136		3,371,214

(1)    The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our Class B common stock underlying restricted stock units, which have no exercise price.
(2)    Includes 3,370,915 shares available for issuance under our 2018 Plan and 299 shares available for issuance under our 2018 ESPP.
(3)    Includes the following plans: the 2011 Equity Incentive Plan, the 2018 Plan and the 2018 ESPP. Our 2018 Plan provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2018 Plan) (a) 5% of the outstanding shares of Class A and Class B common stock as of the last day of the immediately preceding fiscal year, (b) 3,500,000 shares, and (c) such number of shares determined by the board of directors. Our 2018 ESPP provides that on February 1 of each fiscal year commencing in 2019, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the least of (a) 1.5% of the outstanding shares of Class A and Class B common stock on the first day of each year, (b) 1,050,000 shares of Class B common stock, and (c) an amount determined by the board of directors.
Compensation Risk Assessment

Our compensation committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on this review, the compensation committee structures our executive compensation program to encourage our named executive officers to focus on both long-term and short-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 13, 2022 for:

•    each person who we know beneficially owns more than 5% of our common stock;
•    each of our directors;
•    each of our named executive officers; and
•    all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 3,263,659 shares of Class A common stock and 30,453,385 shares of Class B common stock outstanding as of April 13, 2022.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of Class B common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 13, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Domo, Inc., 772 East Utah Valley Drive, American Fork, Utah 84003.

	Class A		Class B		% of Total Voting Power(1)
Name	Shares	%	Shares	%
5% Stockholders
Joshua G. James(2)	3,263,659	100	970,367	3.1	81.7
BlackRock, Inc.(3)	—	—	2,067,814	6.8	1.3
The Vanguard Group(4)	—	—	2,137,457	7.0	1.3
Federated Hermes, Inc.(5)	—	—	1,713,217	5.6	1.1

Named Executive Officers and Directors
John Mellor(6)	—	—	65,558	*	*
Bruce Felt(7)	—	—	79,962	*	*
Catherine Wong(8)	—	—	138,908	*	*
Dana Evan(9)	—	—	14,229	*	*
Jeff Kearl(10)	—	—	21,145	*	*
Carine S. Clark(11)	—	—	17,177	*	*
Daniel Daniel(12)	—	—	19,260	*	*
Joy Driscoll Durling(13)	—	—	13,179	*	*
Laurence "Jay" Brown, Jr.	—	—	—	*	*
John Pestana(14)	—	—	23,990	*	*
All Executive Officers & Directors as a Group (10 persons)(15)	3,263,659	100%	393,408	1.3	*
*    Represents beneficial ownership or voting power of less than 1%.

(1)    Percentage total voting power represents voting power with respect to all outstanding shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class A common stock shall be entitled to 40 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to one vote per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)    Mr. James holds sole dispositive power and sole voting power over 4,231,610 shares of our Class A and Class B common stock, consisting of (a) 3,263,659 shares of Class A common stock held of record by Cocolalla, LLC, (b) 341,030 shares of Class B common stock held by Mr. James, (c) 10,000 shares of our Class B common stock held by Cinnamon Birch, LLC (d) 243 shares of our Class B common stock held by the James Family Charitable Remainder Trust, (e) 2,143 shares of our Class B common stock held by Mr. James' spouse and 616,921 shares of Class B common stock issuable upon exercise of options which are exercisable within 60 days of April 13, 2022. Mr. James is the manager of each of Cocolalla, LLC and Cinnamon Birch, LLC with voting and dispositive power over the shares held by Cocolalla, LLC and Cinnamon Birch, LLC. The address for Cocolalla, LLC, Cinnamon Birch, LLC and Mr. James is 550 Timpanogos Circle, Orem, UT 84097.

(3)    Based solely on a Schedule 13G/A filed with the SEC on March 11, 2022, which reports sole dispositive power over 2,067,814 shares of our Class B common stock and sole voting power over 2,044,836 shares of our Class B common stock. The address for Blackrock, Inc. is 55 East 52nd St., New York, NY 10055.

(4)    Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group is deemed to beneficially own 2,137,456 shares of our Class B common stock, with sole dispositive power as to 2,062,225 shares, shared voting power as to 53,056 shares and shared dispositive power as to 75,231 shares. The address for The Vanguard Group and its affiliated entities is 100 Vanguard Blvd., Malvern, PA 19355.

(5)    Based solely on a Schedule 13G filed on February 14, 2022 jointly by Federated Hermes, Inc. and Voting Shares Irrevocable Trust, each of which has sole voting and dispositive power with respect to 1,713,217 shares, and Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, each of whom has shared voting and dispositive power with respect to 1,713,217 shares. The address for Federated Hermes, Inc., Voting Shares Irrevocable Trust and Messrs. and Ms. Donahue is 1001 Liberty Avenue, Pittsburgh, PA 15222.

(6)     Consists of (a) 31,443 shares of our Class B common stock held by Mr. Mellor and (b) 34,115 shares of our Class B common stock held of record by The Mellor Generations Trust.

(7)    Consists of (a) 75,732 shares of our Class B common stock held by Mr. Felt and (b) options to purchase 4,230 shares of Class B common stock that are exercisable within 60 days of April 13, 2022.

(8)    Consists of (a) 90,638 shares of our Class B common stock held by Ms. Wong and (b) options to purchase 48,270 shares of our Class B common stock that are exercisable within 60 days of April 13, 2022.

(9)    Consists of (a) 11,972 shares of our Class B common stock held by Ms. Evan and (b) RSUs representing the right to receive 2,257 shares of our Class B common stock vesting within 60 days of April 13, 2022.

(10)    Consists of (a) 16,540 shares of our Class B common stock held by Mr. Kearl, (b) 2,348 shares of our Class B common stock held by Pura Vida Investment Capital LLC and (c) RSUs representing the right to receive 2,257 shares of our Class B common stock vesting within 60 days of April 13,2022.

(11)    Consists of (a) 14,920 shares of our Class B common stock held by Ms. Clark and (b) RSUs representing the right to receive 2,257 shares of our Class B common stock vesting within 60 days of April 13, 2022.

(12)    Consists of (a) 11,104 shares of our Class B common stock held by Mr. Daniel, (b) 3,000 shares of our Class B common stock held by Mr. Daniel’s wife and (c) RSUs representing the right to receive 5,156 shares of our Class B common stock vesting within 60 days of April 13, 2022.

(13)    Consists of (a) 4,491 shares of our Class B common stock held by Ms. Durling and (b) RSUs representing the right to receive 8,688 shares of our Class B common stock vesting within 60 days of April 13, 2021.

(14)    Consists of 23,990 shares of our Class B common stock held by Erutinmo LLC. Mr. Pestana exercises voting and dispositive control over the shares of our Class B common stock held by Erutinmo LLC.

(15)    Consists of (a) 320,293 shares of our Class B common stock held by our directors and executive officers (or, in certain cases, their spouses); (b) options to purchase 52,500 shares of Class B common stock that are exercisable within 60 days of April 13, 2022; and (c) RSUs representing the right to receive 20,615 shares of our Class B common stock vesting within 60 days of April 13, 2021.

RELATED PERSON TRANSACTIONS
The following is a summary of transactions since February 1, 2021 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”
Related Party Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.
Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:
•transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;
•transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;
•transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and
•transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.
No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to:
•the benefits and perceived benefits to us;
•the materiality and character of the related party’s direct and indirect interest;
•the availability of other sources for comparable products or services;

•the terms of the transaction; and
•the terms available to unrelated third parties under the same or similar circumstances.
In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.
The transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Transactions with Joshua G. James and His Affiliates
Registration Rights Agreement
We have entered into a registration rights agreement with Mr. James, pursuant to which Mr. James has the right to require us to register the offer and sale of shares of Class A common stock (including shares of Class A common stock issued upon conversion of Class B common stock) held by Mr. James or his affiliates (such rights are referred to as “registration rights”).
Mr. James has the right to demand that we use best efforts to file a registration statement for the registration of the offer and sale of at least that number of shares with anticipated offering proceeds in excess of $20.0 million. We are only obligated to file up to two registration statements in connection with the exercise of demand registration rights. These registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such demand registration rights for up to 90 days under certain circumstances.
At any time that we are eligible to use a registration statement on Form S-3, Mr. James shall have the right to demand that we file a registration statement on Form S-3 so long as the aggregate number of shares to be offered and sold under such registration statement on Form S-3 is at least $5.0 million. We are only obligated to file one registration statement in connection with the exercise of such Form S-3 registration rights. These registration rights are subject to specified conditions and limitations, including our ability to defer the filing of a registration statement with respect to an exercise of such Form S-3 registration rights for up to 90 days under certain circumstances.
If we propose to register the offer and sale of any of its securities under the Securities Act, either for its own account or for the account of other stockholders, Mr. James will have the right, subject to certain exceptions, to include his registrable shares in the registration statement. We are only obligated to register shares in connection with Mr. James’ exercise of these piggyback registration rights with respect to one registration. This registration right is subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances.

The registration rights will terminate on March 1, 2025.
Separation and Transition Agreement
We entered into a separation and transition letter agreement with Mr. James (the “Separation Agreement”) related to the terms of Mr. James’ resignation from the Company’s employment and resignation from the board of directors. Among other things, the Separation Agreement provides that:
•Mr. James resigned his employment with the Company effective March 1, 2022. Mr. James will perform advisory transition services to the Company during a transition period beginning immediately after his resignation and continuing through March 21, 2022 (the “Transition Period”). During the Transition Period, Mr. James’ outstanding equity awards will continue to vest.
•Subject to Mr. James’ compliance with legal and contractual obligations to the Company, the post-termination exercise period of Mr. James’ stock options vested and outstanding as of the last date of the Transition Period will remain outstanding and exercisable through December 31, 2023; provided that in no event will any stock option remain outstanding beyond the maximum term of such option, and provided further that all stock options are subject to earlier termination as set forth in the applicable equity incentive plan under which such stock option was granted.
•Mr. James’ health insurance benefits will cease on March 31, 2022, subject to his right to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar stat law. All other employment benefits (except as provided above) will cease as of March 1, 2022.
•Mr. James and the Company will make certain mutual waivers and releases of claims in favor of the other, subject to specified exceptions.
Cooperation Agreement
We entered into a letter agreement (the “Cooperation Agreement”) with Mr. James and certain entities affiliated with Mr. James (the “James Entities”). Among other things, the Cooperation Agreement provides that:
•The board of directors and Mr. James will take all action necessary (including increasing the size of the board of directors) to appoint John Pestana (the “Independent Designee”) as a member to the board of directors.
•Subject to the terms of the Cooperation Agreement, and the Independent Designee’s willingness to serve, the board of directors will include the Independent Designee on the board of directors’ slate of director nominees standing for election at the Annual Meeting.
•The Independent Designee will be entitled to the same director benefits as other non-employee members of the board of directors, including compensation for such director’s service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of Company; equity-

based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.
•At the Annual Meeting, Mr. James and the James Entities will cause all voting securities beneficially owned by them to be present for quorum purposes and voted or consented in favor of the election of each person nominated by the board of directors for election as a director and against any proposals or resolutions to remove any member of the board of directors.
•Until the earlier of 11:59 p.m. (Pacific time) on (a) March 2, 2023 and (b) the fifth day prior to the deadline for the submission of stockholder nominations of directors and business proposals for the Company’s 2023 annual meeting of stockholders, Mr. James and the James Entities will not take, and will not cause their respective Affiliates (as defined in the Cooperation Agreement) and Associates (as defined in the Cooperation Agreement) to take, any action to replace or remove directors or to add directors to the board of directors (in each case).
Other Transactions Involving Joshua G. James
During the fiscal year ended January 31, 2022, we paid Gypsya LLC, approximately $188,000 for lead generation services. Mr. James' brother, Adam James, was the beneficial owner of Gypsya LLC. The terms of this arrangement led to lower-cost Google-based and outside-generated leads, were negotiated at arms' length, and we believe are consistent with similar transactions with other similarly situated vendors, and were approved by our audit committee pursuant to our related party transaction policy. Adam James was also employed by us in a non-executive officer position during the fiscal year ended January 31, 2022. Compensation and benefits received by Adam James for fiscal year 2022 included $113,291 in base salary and $795,850 in restricted stock units. Adam James also participated in our health and other benefit plans on terms and conditions applicable to similarly situated employees.

During the fiscal year ended January 31, 2022, we donated approximately $244,800 to Silicon Slopes, a non-profit organization. Mr. James is on the board of directors of Silicon Slopes. Our audit committee reviewed and approved these donations on a quarterly basis in accordance with our related party transaction policy.

During the fiscal year ended January 31, 2022, we paid to Luis Bardin, Mr. James' father-in-law and his company, LATAM as a Service, approximately $213,946 for sales services.

Other Transactions
We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Executive Compensation—Executive Employment Arrangements.”

We have granted stock options and restricted stock units to our executive officers and our directors. For a description of these options and restricted stock units, see “Board of Directors and Corporate Governance—Director Compensation for Fiscal Year Ended January 31, 2022” and “Executive Compensation.”

During the fiscal year ended January 31, 2022, we employed Denise Daniel, Mr. Daniel's spouse, in a non-executive officer position. Total compensation for Ms. Daniel during the fiscal year was approximately included $85,832 in base salary and $85,530 in restricted stock units. Ms. Daniel also participated in our health and other benefit plans as well as our employee stock purchase plan, in each case on terms and conditions applicable to similarly situated employees.
We have entered into indemnification agreements with our directors and executive officers.
Ms. Durling, a member of our board of directors, was an executive officer of Vivint Smart Home, which is a customer of ours, until May 2021. We have entered into ordinary course commercial dealings with Vivint Smart Home that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers. During the fiscal years ended January 31, 2022 and January 31, 2021, we recognized approximately $796,000 and $661,621, respectively, in revenue from Vivint Smart Home, representing less than 1% of our revenues in each such fiscal year. We believe that Ms. Durling’s interest in these transactions is de minimis.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Stock Market.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, and written representations from certain reporting persons, we believe that during the fiscal year ended January 31, 2022, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them, except that, due to an administrative oversight, a Form 4 relating to the vesting of RSUs for Mr. Daniel on August 1, 2020 was filed late on June 3, 2021.

2022 Annual Report and SEC Filings

Our financial statements for the fiscal year ended January 31, 2022 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at https://www.domo.com/ir and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Domo, Inc., 772 East Utah Valley Drive, American Fork, UT 84003.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS
Silicon Slopes, Utah
     April 22, 2022

APPENDIX A - UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP

Domo, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Year Ended
	January 31,
	2020	2021	2022
Billings:
Total revenue	$173,395	$210,180	$257,961
Add:
Deferred revenue (end of period)	105,290	129,079	168,335
Deferred revenue, noncurrent (end of period)	4,454	3,173	2,420
Less:
Deferred revenue (beginning of period)	(88,959)	(105,290)	(129,079)
Deferred revenue, noncurrent (beginning of period)	(4,943)	(4,454)	(3,173)
Increase in deferred revenue (current and noncurrent)	15,842	22,508	38,503
Billings	$189,237	$232,688	$296,464

Reconciliation of Net Cash (Used in) Provided by Operating Activities to Adjusted Net Cash (Used in) provided by Operating Activities:(1)
Net cash (used in) provided by operating activities	$(80,219)	$(15,872)	$379
Proceeds from shares issued in connection with employee stock purchase plan	7,812	6,748	4,133
Adjusted net cash (used in) provided by operating activities	$(72,407)	$(9,124)	$4,512

SCAN TO
VIEW MATERIALS & VOTE

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79145-P71673 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOMO, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Laurence "Jay" Brown, Jr.
02) Carine S. Clark
03) Daniel Daniel
04) Joy Driscoll Durling
05) Dana Evan
06) Jeff Kearl
07) John Mellor
08) John Pestana

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D79146-P71673

DOMO, INC.
Annual Meeting of Stockholders
June 2, 2022, 9:00 AM MDT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Julie Kehoe and Peter Lowry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse of this ballot, all of the shares of Class A and/or Class B Common Stock of Domo, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM MDT on June 2, 2022 at 772 E. Utah Valley Drive, American Fork, UT 84003, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side